June 15, 2006

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549-3561

      RE:   Foodarama Supermarkets, Inc.
            Amendment No. 3 to Schedule 13E-3
            Filed June 13, 2006
            File No. 005-32085

            FSM-Delaware, Inc.
            Amendment No. 3 to Registration Statement on Form S-4
            Filed June 1, 2006
            File No. 333-132745

Ladies and Gentlemen:

      In connection with the above referenced filings (the "Filings"), each of the undersigned filing persons (the "Filing Persons") hereby acknowledges that:

      o such Filing Person is responsible for the adequacy and accuracy of the disclosure in the Filings;

      o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the Filings; and

      o such Filing Person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                          Foodarama Supermarkets, Inc.

                                       By:  /s/ Richard J. Saker
                                          -------------------------------------
                                     Name:  Richard J. Saker
                                    Title:  President

                                  Saker Holdings Corp.


                               By:  /s/ Richard J. Saker
                                  ----------------------------------------------
                             Name:  Richard J. Saker
                            Title:  President

                                  /s/ Joseph J. Saker
                                  ----------------------------------------------
                                  Joseph J. Saker

                                  /s/ Richard J. Saker
                                  ----------------------------------------------
                                  Richard J. Saker

                                  /s/ Joseph J. Saker, Jr.
                                  ----------------------------------------------
                                  Joseph J. Saker, Jr.

                                  /s/ Thomas A. Saker
                                  ----------------------------------------------
                                  Thomas A. Saker


                                  Joseph Saker Family Partnership, L.P.

                                  By:  Saker Family Corporation, General Partner

                               By:  /s/ Richard J. Saker
                                  ----------------------------------------------
                             Name:  Richard J. Saker
                            Title:  President